Exhibit 99.1
NEWS RELEASE
American Provides Goliath Bakken, Fetter, West Douglas
and Krejci Project Updates and Reports
Second Quarter 2008 Financial Results
2nd Qtr 2008 Revenues Double That of 2nd Qtr 2007 and
Proved Reserve Values Increase 188% Over Year-End 2007
DENVER, August 11, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) reports the following operational updates and financial results:
Operational:
Goliath Bakken Project — Williston Basin, North Dakota
Recent success by other operators on wells drilled on the west side of the Nesson Anticline, in close proximity to American’s Goliath Bakken acreage position have provided valuable completion and stimulation data that will be incorporated into planning for future wells. American is in the final stages of planning the next phase of drilling that will target the Bakken at Goliath and expects to commence drilling before year-end 2008.
In addition to Bakken drilling, permitting and location preparation are complete and, subject to drilling rig availability, American expects to commence drilling the next well targeting the Red River formation at Goliath late in the third quarter or early in the fourth quarter of 2008. The Solberg 32-2 well (11.9% working interest), American’s first Red River well at Goliath that commenced production in May 2008 at rates averaging 1.45 mmcf/day of natural gas and 75 bbls/day of oil, has recently been averaging rates of approximately 1.8 mmcf/day of natural gas and 90 bbls/day of oil.
American’s Goliath project is located in the Williston Basin of North Dakota, primarily in Williams and Dunn Counties, and currently encompasses approximately 80,000 gross acres. American owns a 50% working interest in approximately 65,000 lease net acres within the 80,000 gross acre area.

Fetter Project — Powder River Basin, Wyoming
Production for most of the second quarter at the Fetter Project was inconsistent due primarily to repairs and maintenance of the third-party natural gas pipeline that connects the field to the Douglas natural gas processing plant. However, pipeline repairs and testing have now been completed allowing production to commence from wells in the field without extended shut-in periods that have been common during the previous six months. Plunger lifts have been installed in the Hageman 16-34HR well (a horizontal Frontier formation completion) and the Wallis 6-23 well (a vertical well currently undergoing extended testing from just the Frontier formation) that are designed to assist in lifting the high gravity oil the Frontier formation is producing. Both wells have initially shown favorable response relative to prior production. The Sims 15-26H well (a horizontal Frontier completion), which first went on production in the Fall of 2007, continues to produce at rates recently averaging approximately one mmcfe/day. The State 4-36 well (drilled in 2006 and completed vertically in an unstimulated 50 foot interval within the Frontier formation) also continues to produce. Production optimization efforts are ongoing on all four wells.
Also at the Fetter Field, American recently drilled and cased the vertical Hageman 11-22 well to a depth of 12,945’. Completion operations are currently ongoing and are planned to test the Dakota, Muddy, Mowry, Frontier and potentially the Niobrara and Steele formations. While drilling the Hageman 11-22 well, mud log and electronic log analysis indicated potential oil pay in the shallower, normally pressured Teapot and Parkman formations at depths of approximately 7,710’ and 8,200’, respectively. As a result, American has recently drilled and cased the Hageman 11-22UK well from the same drillsite as the Hageman 11-22 well and completion operations are underway.
Pat O’Brien, CEO of American commented, “We are finally in a position to produce our wells in the Fetter Field on a consistent basis which enables us to effectively manage the production methods we are using. We are particularly pleased to see the Hageman 16-34HR and Wallis 6-23 wells responding favorably to the plunger lift system installations. We are now approaching a full year of intermittent production from the Sims 15-26H. Based on the production to date and decline curve profile, we remain confident that drilling short lateral horizontal Frontier wells in the Fetter Field will likely be part of our broader field development plans. We have identified, surveyed and permitted a number of drilling locations that would support either vertical or horizontal wells and will continually evaluate the appropriate drilling approach to maximize reserve and cash flow growth. We expect the deep drilling rig that was released to another operator for a one well program to return to Fetter late in the third quarter of 2008.”
West Douglas Project — Powder River Basin, Wyoming
Completion and testing operations are continuing on multiple prospective formations in the State Deep 7-16 well pursuant to a participation agreement with Red Technology Alliance (“RTA”), whereby RTA has agreed to pay 100% of the costs to drill and complete this well. American is being carried through the tanks in this well and will own a 45% working interest. Upon completion of this well, RTA will earn a 50% working interest in the undrilled approximate 40,000 gross acres dedicated to the agreement, and American will retain a 45% working interest.
Krejci Project — Powder River Basin, Wyoming
At the Krejci project, the Krejci Family Trust 32-1H well, the most recent well drilled and horizontally completed in the Mowry formation, has been placed on pump and is currently producing approximately 20 barrels of oil per day as well as returning frac fluids. Oil production may improve as the well cleans up. Information obtained from this well will be incorporated into continuing efforts to optimize drilling, completion and stimulation methods with the goal of commercially unlocking this large resource potential. Near term plans by other operators to drill Mowry wells in the Powder River basin are anticipated to accelerate the learning curve.

Financial:
Based on internal estimates, American’s standardized measure of discounted future net cash flows from its proved reserves at June 30, 2008, approximates $15.6 million, compared with $8.3 million at December 31, 2007. On a barrels of oil equivalent basis, at June 30, 2008 American’s proved reserves increased to 731,000 boe from 368,000 boe (99%) at December 31, 2007.
American reports revenues for the second quarter ended June 30, 2008 increased to $937,000 from $416,000 (225%) as compared to the second quarter ended June 30, 2007. Revenues for the six month period ended June 30, 2008 increased to $1,445,000 from $812,000 (178%) as compared to the six month period ended June 30, 2007.
For the quarter ended June 30, 2008, American reports a net loss to common stockholders of $945,094 (loss of two cents per share, basic and diluted), as compared to a net loss to common stockholders of $695,083 (loss of two cents per share, basic and diluted) for the corresponding quarter ended June 30, 2007. For the six-month period ended June 30, 2008, American reports a net loss to common stockholders of $2,265,519 (loss of five cents per share, basic and diluted), as compared to net loss to common stockholders of $1,560,442 (loss of four cents per share, basic and diluted) for the corresponding six-month period ended June 30, 2007.
During the quarter ended June 30, 2008, American sold 4,866 barrels of oil at an average price of $114.91, resulting in oil revenues of $559,135, and sold 34,712 Mcf of natural gas at an average price of $10.90 per Mcf, resulting in gas revenues of $378,226. During the corresponding quarter of the prior year, American sold 4,501 barrels of oil at an average price of $59.40, resulting in oil revenues of $267,365, and sold 23,695 Mcf of natural gas at an average price of $5.77 per Mcf, resulting in gas revenues of $136,725. During the six-month period ended June 30, 2008, American sold 7,894 barrels of oil at an average price of $102.23, resulting in oil revenues of $806,966, and sold 63,928 Mcf of natural gas at an average price of $9.98 per Mcf, resulting in gas revenues of $638,199. During the corresponding six-month period of the prior year, American sold 8,835 barrels of oil at an average price of $55.47, resulting in oil revenues of $490,094, and sold 50,715 Mcf of natural gas at an average price of $6.10 per Mcf, resulting in gas revenues of $309,496.
For the quarters ended June 30, 2008 and 2007, American’s general and administrative expenses were $1,101,105 and $1,168,960, respectively. For the six-month periods ended June 30, 2008 and 2007, American’s general and administrative expenses were $2,491,313 and $2,301,802, respectively. The major changes in general and administrative expenses for the six-month periods were a $411,000 increase in employee compensation largely due to additional personnel and a $185,000 decrease in external accounting, auditing and legal expenses relating to compliance with SEC reporting requirements.
At June 30, 2008, American had $7.8 million in working capital, $88.8 million of total assets, $5.0 million of current liabilities and stockholders’ equity of $83.5 million. There are currently 47,811,049 common shares outstanding, which includes 1,141,992 shares resulting from the automatic conversion on July 22, 2008 of all outstanding convertible preferred shares into common shares.
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com

Selected Financial and	Three Months Ended		Six Months Ended
Operating Data	6/30/08	6/30/07	6/30/08	6/30/07
FINANCIAL RECAP:
Revenues	$937,361	$416,090	$1,445,165	$811,590
Net loss to common stockholders	$(945,094)	$(695,083)	$(2,265,519)	$(1,560,442)
Net loss per common share- basic	$(0.02)	$(0.02)	$(0.05)	$(0.04)
Net loss per common share-diluted	$(0.02)	$(0.02)	$(0.05)	$(0.04)
OPERATING DATA:
Net oil production (Bbl)	4,866	4,501	7,894	8,835
Oil revenues	$559,135	$267,365	$806,966	$490,094
Average oil price per Bbl	$114.91	$59.40	$102.23	$55.47
Net gas production (Mcf)	34,712	23,695	63,928	50,715
Natural gas revenues	$378,226	$136,725	$638,199	$309,496
Average gas price per Mcf	$10.90	$5.77	$9.98	$6.10
Barrels of oil equivalent sold (“BOE”)	10,651	8,450	18,549	17,287

Lease operating and production taxes	$295,830	$149,587	$550,605	$252,736
LOE and production taxes per BOE	$27.77	$17.70	$29.68	$14.62

Depreciation, depletion and amortization-oil and gas properties	$420,000	$177,000	$710,000	$400,818
DD&A per BOE	$39.43	$20.95	$38.28	$23.19

General and administrative expenses	$1,101,105	$1,168,960	$2,491,313	$2,301,802
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17 th Street, Suite 2400 — Denver, CO 80265	303.449.1184

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